Exhibit 10.1
Explanatory Note: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.
Barclays Bank PLC
5 The North Colonnade
Canary Wharf, London E14 4BB
Facsimile:+44(20)77736461
Telephone: +44 (20) 777 36810
c/o Barclays Capital Inc.
as Agent for Barclays Bank PLC
745 Seventh Ave
New York, NY 10019

DATE:	March 11, 2011

TO:	Reinsurance Group of America, Incorporated

Attention:	Todd C. Larson
Address:	1370 Timberlake Manor Parkway
Chesterfield, Missouri 63017-6039
Facsimile:	(636) 736-7762
Telephone:	(636) 300-8838
Email:	TLarson@rgare.com

FROM:	Barclays Capital Inc., acting as Agent for Barclays Bank PLC
TELEPHONE:	+1 212 412 4000

SUBJECT:	Amended and Restated Share Repurchase Transaction
          The purpose of this letter agreement (this “Confirmation”) is to amend and restate the terms and conditions of the Transaction entered into between Barclays Bank PLC (“Barclays”), through its agent Barclays Capital Inc. (the “Agent”), and Reinsurance Group of America, Incorporated (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Master Agreement specified below. Barclays Bank PLC is not a member of the Securities Investor Protection Corporation (“SIPC”). Barclays is regulated by the Financial Services Authority. This Confirmation amends, restates and replaces in its entirety the “Confirmation”, dated as of March 7, 2011, between Barclays and Counterparty related to the Transaction.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. For purposes of the Equity Definitions, this Transaction shall be deemed to be a Share Forward Transaction.
Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
1. This Confirmation evidences a complete and binding agreement between Barclays and Counterparty as to the terms of the Transaction to which this Confirmation relates. Until and unless Barclays and Counterparty negotiate, execute and deliver an agreement in the form of an ISDA Master Agreement, with such modifications as Barclays and Counterparty will in good faith agree, this Confirmation shall supplement, form a part of, and be subject to, an agreement in the form of the ISDA 1992 Master Agreement (Multicurrency — Cross Border) (the “Agreement”) as if Barclays and Counterparty had executed an agreement in such form (without any Schedule except for (i) the election of Loss and Second Method, New York law (without regard to the conflicts of law principles) as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to this Transaction, and (iii) the replacement of clause (1) in Section 6(d)(i) with the clause “(1) showing in reasonable detail such calculations and specifying any amount payable under Section 6(e) (including, without limitation, providing all relevant quotations and assumptions and specifying the methodologies used)” and with such other elections set forth in this Confirmation) on the Trade Date. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.
     If, in relation to this Confirmation, there is any inconsistency between the Agreement, this Confirmation and the Equity Definitions that are incorporated into this Confirmation, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement.
2. The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms:

Trade Date:	As specified in Schedule A

Amendment Effective Date:	March 11, 2011

Seller:	Barclays

Buyer:	Counterparty

Shares:	The Common Stock, USD 0.01 par value per share of Counterparty (Ticker symbol “RGA”).

Prepayment:	Not Applicable

Variable Obligation	Not Applicable

Number of Shares:	As specified in Schedule A

Initial Share Purchase:	On the Initial Purchase Settlement Date, Barclays shall deliver to Counterparty the Number of Shares and Counterparty will pay to Barclays an amount equal to the product of the Number of Shares multiplied by the Initial Purchase Price (the “Initial Share Purchase Amount”).

Initial Purchase Price:	As specified in Schedule A

Initial Purchase Settlement Date:	One Exchange Business Day following the Trade Date.

Additional Payment:	Counterparty shall pay to Barclays an amount equal to the Additional Payment as specified in Schedule A on the Exchange Business Day following the Trade Date.

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Calculation Agent:	Barclays, whose determinations and calculations in its capacity as Calculation Agent, as well as any determinations or calculations by Barclays in any other capacity, pursuant to this Confirmation, the Agreement and the Equity Definitions shall be made in good faith and in a commercially reasonable manner, including, without limitation, with respect to calculations and determinations that are made in its sole discretion or otherwise. In the event the Calculation Agent or Barclays makes any calculations or determinations pursuant to this Confirmation, the Agreement or the Equity Definitions, the Calculation Agent or Barclays shall promptly provide an explanation in reasonable detail of the basis for and determination of any determinations or calculations if requested by Counterparty.

Valuation:

Trading Period:	The period of consecutive Scheduled Trading Days from and including the first Scheduled Trading Day following the Trade Date to and including the Maximum Maturity Date, as specified in Schedule A; provided that, Barclays may designate any Scheduled Trading Day on or after the Minimum Maturity Date, as specified in Schedule A, as the last Scheduled Trading Day of the Trading Period; provided further that, if by the scheduled expiration of the Trading Period Barclays has not repurchased the Number of Shares, the Trading Period shall be extended until the Exchange Business Day on which Barclays has completed the repurchase of the Number of Shares. Barclays shall notify Counterparty of any designation made pursuant to this provision on the Scheduled Trading Day immediately following such designated day.

Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by inserting the words “at any time on any Scheduled Trading Day during the Trading Period or” after the word “material,” in the third line thereof.

Disrupted Day:	The definition of “Disrupted Day” in Section 6.4 of the Equity Definitions shall be amended by adding the following sentence after the first sentence: “A Scheduled Trading Day on which a Related Exchange fails to open during its regular trading session will not be a Disrupted Day if the Calculation Agent determines that such failure will not have a material impact on Barclays’s ability to unwind any hedging transactions related to the Transaction.”

Consequence of Disrupted Days:	Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs during the Trading Period, the Calculation Agent may postpone the Maximum Maturity Date and/or the Minimum Maturity Date by a number of days not exceeding the number of Disrupted Days in whole during the originally contemplated Trading Period. If any Disrupted Day occurs during the Trading Period, the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in whole, in which case the 10b-18 VWAP for such Disrupted Day shall not be included for purposes of determining the Forward Price, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the 10b-18 VWAP for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event (if any) occurred and/or after the relevant Market Disruption Event (if any) ended. Any day on which the Exchange is scheduled to close prior to its normal closing time shall be considered a Disrupted Day in whole.

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	The last Scheduled Trading Day during the Trading Period.

Settlement Terms:

Settlement Method Election:	Applicable; provided that references in the Equity Definitions to “Physical Settlement” shall be deemed to be references to “Net Share Settlement” as defined herein; provided, further, that Counterparty may elect Cash Settlement only to the extent that at the time of the election it provides to Barclays the representation contained in paragraph 5(p) below.

Electing Party:	Counterparty

Settlement Method Election Date:	Two Scheduled Trading Days immediately following the Valuation Date, or such other date as agreed by the parties.

Default Settlement Method:	Net Share Settlement

Cash Settlement Terms:

Cash Settlement:	If Cash Settlement is Applicable:

(i) if the Forward Cash Settlement Amount is a positive number, then Barclays shall pay to Counterparty the Forward Cash Settlement Amount on the Cash Settlement Payment Date; and

(i) if the Forward Cash Settlement Amount is a negative number, then Counterparty shall pay to Barclays the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Settlement Currency:	USD.

Settlement Price:	The amount equal to the arithmetic average of the Adjusted 10b-18 VWAPs for all Exchange Business Days in the Trading Period (the “Average Adjusted 10b-18 VWAP”).

10b-18 VWAP:	(A) For any Scheduled Trading Day that is not a Disrupted Day, the volume-weighted average price at which the Shares trade as reported in the composite transactions for all United States securities exchanges on which such Shares are traded (or, if applicable, any successor Exchange), excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Scheduled Trading Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Scheduled Trading Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Scheduled Trading Day that do not satisfy the requirements of Rule 10b-18(b)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined in good faith by the Calculation Agent, or (B) for any Scheduled Trading Day that is a Disrupted Day, an amount determined in good faith and in a commercially reasonable manner by the Calculation Agent as 10b-18 VWAP pursuant to “Consequence of Disrupted Days” above. Counterparty acknowledges that the Calculation Agent may refer to the Bloomberg Page “RGA <Equity> AQR SEC” (or any successor thereto) for any Scheduled Trading Day to determine the 10b-18 VWAP.

Adjusted 10b-18 VWAP:	The amount equal to the difference between (i) 10b-18 VWAP minus (ii) the Discount, as specified in Schedule A.

Forward Cash Settlement Amount:	Notwithstanding anything contained in Section 8.5 of the Equity Definitions, the Forward Cash Settlement Amount, as determined by the Calculation Agent, shall be equal to the difference between (a) the Initial Share Purchase Amount minus (b) the product of (i) the Number of Shares multiplied by (ii) the Settlement Price.

Cash Settlement Payment Date:	Three Currency Business Days immediately following the Valuation Date.

Net Share Settlement Terms:

Net Share Settlement:	If Counterparty elects Net Share Settlement under the Settlement Method Election and the Forward Cash Settlement Amount is (i) a positive number, “Net Share Settlement by Barclays” below shall apply, or (ii) a negative number, “Net Share Settlement by Counterparty” below shall apply. For the avoidance of doubt, any Shares delivered hereunder shall be free and clear of any lien, charge, claim or encumbrance.

Net Share Settlement By Barclays:	On a day that is three Scheduled Trading Days after the completion of the Net Share Settlement Period (the “Refund Share Settlement Date”) Barclays shall deliver a number of Shares to Counterparty (the “Refund Shares”) equal to the Forward Cash Settlement Amount divided by the volume weighted average price at which Barclays purchased the Refund Shares. No fractional Shares shall be delivered in connection with Net Share Settlement by Barclays, and the value of any fractional Share otherwise deliverable shall be paid in cash to Counterparty on the Refund Share Settlement Date (such value to be determined by multiplying such fractional Share by the volume weighted average price at which Barclays purchased the Refund Shares.

Net Share Settlement Period:	The period during which Barclays makes purchases of the Refund Shares, commencing on the Net Share Settlement Date and ending on the Scheduled Trading Day on which Barclays completes its purchases of the Refund Shares.

Net Share Settlement Price:	The closing price per Share as quoted by the Exchange at the Valuation Time on the Valuation Date.

Net Share Settlement Date:	Four Scheduled Trading Days immediately following the Valuation Date, or such other date as agreed between the parties.

Net Share Settlement by Counterparty:	Counterparty shall deliver an initial number of Shares on the Net Share Settlement Date as determined by the following formula (the “Net Settlement Shares”):
s
p

Where, s = the absolute value of the Forward Cash Settlement Amount; and
p = the Net Share Settlement Price

provided, however, that if the Net Settlement Shares (and any Make-Whole Shares) are not Registered Securities or if the parties have not satisfied the conditions and obligations described in paragraph 5(i), p shall be the price determined by Barclays in a commercially reasonable manner. No fractional Shares shall be delivered in connection with Net Share Settlement by Counterparty, and the value of any fractional Share otherwise deliverable shall be rounded up to the nearest whole Share.

Counterparty has the right to elect that the Net Settlement Shares (and any Make-Whole Shares, as such term is defined below) shall be (i) Registered Securities as further described below in paragraph 5(i), or (ii) unregistered Shares (“Restricted Shares”).

On the Valuation Date a balance (the “Settlement Balance”) shall be established with an initial balance equal to the absolute value of the Forward Cash Settlement Amount. Following the sale of the Net Settlement Shares by Barclays, the Settlement Balance shall be reduced by an amount equal to the aggregate proceeds (net of any brokerage and underwriting commissions and fees, including any customary private placement fees) received by Barclays upon the sale of the Net Settlement Shares. If following the sale of some but not all of the Net Settlement Shares the Settlement Balance has been reduced to zero, no additional Net Settlement Shares shall be sold by Barclays and Barclays shall redeliver to Counterparty any remaining Net Settlement Shares. If following the sale of the Net Settlement Shares the Settlement Balance has not been reduced to zero, then Counterparty shall (i) promptly deliver to Barclays an additional number of Shares (the “Make-Whole Shares”) equal to (x) the Settlement Balance as of such date divided by (y) the closing price per Share on the Exchange, as determined by the Calculation Agent, on the Exchange Business Day immediately preceding the date such Shares are delivered, or, if the Make-Whole Shares are not Registered Securities or if the parties have not entered into an Underwriting Agreement with respect to such Make-Whole Shares, the price determined by Barclays in a commercially reasonable manner (the “Make-Whole Price”) or (ii) at the option of counterparty, promptly deliver to Barclays cash in an amount equal to the then remaining Settlement Balance. This provision shall be applied successively until the Settlement Balance is reduced to zero.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that the Equity Definitions shall be amended by (i) deleting Section 11.2(e)(iii) and (ii) replacing the words “diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii) with the word “economic” and by adding the words “or the Transaction” after the words “theoretical value of the relevant Shares” in Section 11.2(a), 11.2(c) and 11.2(e)(vii).

Extraordinary Events:

New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) in its entirety and replacing it with the phrase “publicly quoted, traded or listed on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”.

Share-for-Share:	The definition of “Share-for-Share” set forth in Section 12.1(f) of the Equity Definitions is hereby amended by the deletion of the parenthetical in clause (i) thereof.

Cancellation and Payment (Calculation Agent Determination):	Section 12.7(b) of the Equity Definitions shall be amended by inserting the words “or a Share Forward Transaction” after the words “Option Transaction” in the first line thereof, and Section 12.7(c) of the Equity Definitions shall not apply.

Consequence of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment.

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that Barclays may elect Component Adjustment.

Consequence of Tender Offers:

Tender Offer:	Applicable; provided that the number “10” in the third line of Section 12.1(d) shall be replaced with the number “20.”

Share-for-Share:	Modified Calculation Agent Adjustment.

Share-for-Other:	Modified Calculation Agent Adjustment.

Share-for-Combined:	Modified Calculation Agent Adjustment.

Modified Calculation Agent Adjustment:	For greater certainty, the definition of “Modified Calculation Agent Adjustment” in Sections 12.2 and 12.3 of the Equity Definitions shall be amended by (i) adding the following italicized language after the stipulated parenthetical provision: “(including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction) from the Announcement Date or the Determination Date, as applicable, to the Merger Date (Section 12.2) or Tender Offer Date (Section 12.3).” and (ii) deleting the phrase “expected dividends,” from such stipulated parenthetical provision.

Announcement Date:	The definition of “Announcement Date” in Section 12.1 of the Equity Definitions shall be amended by (i) replacing the word “leads to the” in the third and the fifth lines thereof with the words “, if completed, would lead to a”, (ii) replacing the words “voting shares” in the fifth line thereof with the word “Shares”, and (iii) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof.

Announcement Event:	If an Announcement Event has occurred, the Calculation Agent shall have the right to determine the economic effect of the Announcement Event on the theoretical value of this Transaction (including without limitation any change in volatility, stock loan rate or liquidity relevant to the Shares or to this Transaction) (i) at a time that it deems appropriate, from the Announcement Date to the date of such determination (the “Determination Date”), and (ii) on the Valuation Date, from the Announcement Date or the Determination Date, as applicable, to the Valuation Date. If any such economic effect is material, the Calculation Agent will adjust the terms of this Transaction to reflect such economic effect. “Announcement Event” shall mean the occurrence of the Announcement Date of a Merger Event or Tender Offer.

Composition of Combined Consideration:	Not Applicable; provided that, notwithstanding Sections 12.5(b) and 12.1(f) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be elected by an actual holder of the Shares, the Calculation Agent will, in its sole discretion, determine such composition.

Nationalization, Insolvency or Delisting:	Negotiated Close-out, provided that if the parties are unable to agree, after negotiating in good faith, on mutually acceptable terms with which to terminate the Transaction on or prior to the date on which the relevant Shares cease to trade on the Exchange,

Cancellation and Payment (Calculation Agent Determination) shall apply; provided, further, that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation” and (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by Barclays on the Trade Date” and (iii) Section 12.9(a)(ii)(Y) of the Equity Definitions is hereby deleted.

Failure to Deliver:	Not Applicable.

Insolvency Filing:	Applicable; provided that the definition of “Insolvency Filing” in Section 12.9 of the Equity Definitions shall be amended by deleting the clause “provided that proceedings instituted or petitions presented by creditors and not consented to by the Issuer shall not be deemed an Insolvency Filing” at the end of such definition and replacing it with the following: “; or it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by a creditor and such proceeding is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof, in which event the Insolvency Filing shall be deemed to occur on such thirtieth day.”

Hedging Disruption:	Not Applicable.

Increased Cost of Hedging:	Not Applicable.

Loss of Stock Borrow:	Applicable; provided that (a) Sections 12.9(a)(vii) and 12.9(b)(iv) of the Equity Definitions are amended by deleting the words “at a rate equal to or less than the Maximum Stock Loan Rate” and replacing it with the words “at a Borrow Cost or the economic equivalent equal to or less than the Maximum Stock Loan Rate” , (b) Section 12.9(a)(vii) of the Equity Definitions is hereby amended by inserting the words “or use commercially reasonable efforts to attempt to enter into an economically equivalent transaction” after the first occurrence of the word “Shares”.

For purposes of Section 12.9 of the Equity Definitions, all references to “Hedging Shares” shall be deemed to be references to Barclays’s short position in respect of the Transaction.

Borrow Cost:	The cost to borrow the relevant Shares that would be incurred by a third party market participant borrowing such Shares, as determined by the Calculation Agent on the relevant date of determination. Such costs shall include (a) the spread below FED-FUNDS that would be earned on collateral posted in connection with such borrowed Shares, net of any costs or fees, and (b) any stock loan borrow fee that would be payable for such Shares, expressed as fixed rate per annum.

Maximum Stock Loan Rate:	*** basis points.

Increased Cost of Stock Borrow:	Applicable; provided that (a) Section 12.9(a)(viii) of the Equity Definitions shall be amended by deleting “rate to borrow Shares” and replacing it with “Borrow Cost” and (b) Section 12.9(b)(v) of the Equity Definitions shall be amended by (i) adding the word “or” immediately before the phrase “(B)”, (ii) deleting subsection (C) in its entirety, (iii) replacing “either party” in the penultimate sentence with “the Hedging Party”, and (iv) replacing the word “rate” in clauses (X) and (Y) of the final sentence therein with the words “Borrow Cost”.

Initial Stock Loan Rate:	*** basis points, as adjusted by the Calculation Agent to reflect any subsequent Price Adjustment due to an Increased Cost of Stock Borrow.

FED FUNDS:	“FED FUNDS” means, for any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “FedsOpen <Index> <GO>” on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Hedging Party:	Barclays or an affiliate of Barclays that is involved in the hedging of this Transaction for all applicable Additional Disruption Events.

Determining Party:	Barclays for all applicable Extraordinary Events.

Acknowledgments:

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.
3. Mutual Representations, Warranties and Agreements.
Each of Barclays and Counterparty represents and warrants to, and agrees with, the other party, as of the Trade Date and as of the Amendment Effective Date, that:
(a)	Commodity Exchange Act. It is an “eligible contract participant” within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA;

(b)	Securities Act. It is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act;

(c)	ERISA. The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to

[***]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101;

(d)	Compliance with Laws. It has not and will not directly or indirectly violate any applicable law (including, without limitation, the Securities Act and the Exchange Act) in connection with the Transaction;

(e)	Material Non-public Information Policy. It has implemented reasonable policies and procedures, taking into consideration the nature of its business, to ensure that individuals making investment decisions would not violate laws prohibiting trading on the basis of material non-public information; and

(f)	No Manipulation. It is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.
4. Representations, Warranties and Agreements of Counterparty.
In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty further represents, warrants and agrees, as of the Trade Date and as of the Amendment Effective Date, that:
(a)	If Counterparty purchases any Shares pursuant to this Transaction, such purchase(s) will comply with (i) all laws and regulations applicable to it and (ii) all contractual obligations of Counterparty;

(b)	Counterparty shall as promptly as practicable provide written notice to Barclays upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Barclays;

(c)	(A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Barclays or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Barclays or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(d)	[Reserved]

(e)	Counterparty has (and shall at all times during the Transaction have) the capacity and authority to invest directly in the Number of Shares underlying the Transaction and has not entered into the Transaction with the intent to avoid any regulatory filings;

(f)	Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness;

(g)	Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and Counterparty is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction;

(h)	Counterparty is not as of the Trade Date, and shall not be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S.

Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares equal to the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization;

(i)	Counterparty has publicly announced its intent to enter in to a Share repurchase program, and the Transaction, and any repurchase of the Shares by Counterparty in connection with the Transaction, has been approved by Counterparty’s board of directors (including engaging in related derivative transactions) and any such repurchase has been, or shall when so required be, publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto;

(j)	Counterparty understands, agrees and acknowledges that Barclays has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law;

(k)	each of Counterparty’s filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, such filings when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings) do not contain any misstatement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(l)	Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(m)	Counterparty understands, agrees and acknowledges that no obligations of Barclays to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Barclays or any governmental agency; and

(n)	without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Barclays is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133, as amended, 149 or 150, EITF Issue No. 00-19, 01-6, 03-6 or 07-5 (or any successor issue statements), under FASB’s Liabilities & Equity Project or under FASB Staff Position or any other accounting guidance.
5. Other Provisions:
(a)	Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Barclays and Counterparty shall be transmitted exclusively through Agent.

(b)	Rule 10b-18.
(i)	During the Net Share Settlement Period, if any, and with respect to any purchases executed as a result of an occurrence of an Additional Termination Event, Barclays agrees to use commercially reasonable efforts to make all purchases of Shares in a manner that would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18 under the Securities Exchange Act of 1934 (“Rule 10b-18”), as if such rule was applicable to such purchases.

(ii)	Except as disclosed to Barclays in writing prior to the Trade Date, Counterparty represents and warrants to Barclays that it has not made any purchases of blocks by or for itself or any of its Affiliated Purchasers pursuant to the one block purchase per week exception in Rule 10b-18(b)(4) under the Exchange Act during each of the four calendar weeks preceding such date (“Rule 10b-18 purchase,” “blocks” and “Affiliated Purchaser” each as defined in Rule 10b-18).

(iii)	Counterparty agrees that it (A) will not, on any day during the Trading Period and the Net Share Settlement Period, if any, make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Barclays following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Barclays with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Barclays or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Barclays that such information is true and correct. In addition, Counterparty shall promptly notify Barclays of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.
(c)	Rule 10b5-1. It is the intent of the parties that this Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act (“Rule 10b5-1”), and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Counterparty shall take no action that results in this Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether Barclays effects any purchases in connection with this Transaction, (B) during the Trading Period and the Net Share Settlement Period , if any, (x) neither Counterparty nor its officers or employees shall, directly or indirectly, communicate any information regarding Counterparty or the Shares to any employee of Barclays or its affiliates who is directly involved with the hedging of and trading with respect to this Transaction and (y) no employee of Barclays or its affiliates who is directly involved with the hedging of and trading with respect to this Transaction shall, directly or indirectly, communicate any information regarding the Transaction or the Shares to Counterparty or its officers or employees, (C) Counterparty is entering into this Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 and (D) Counterparty will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer or director of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(d)	Company Purchases. Without the prior written consent of Barclays and except for purchases which are not solicited by or on behalf of Counterparty, its affiliates or affiliated purchasers (each as defined in Rule 10b-18 of the Exchange Act) or purchases executed by Barclays or an Affiliate of Barclays, Counterparty shall not purchase, and shall cause its affiliates or affiliated purchasers not to directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares during the Trading Period and the Net Share Settlement Period, if any.

(e)	Regulation M. Counterparty is not on the date hereof, engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Section 102(b)(7) of Regulation M under the Exchange Act. Counterparty shall not, until the Settlement Date or Cash Settlement Payment Date, as applicable, engage in any such distribution.

(f)	Additional Termination Event. Notwithstanding any other provision hereof, an “Additional Termination Event” shall occur and Counterparty shall be the sole Affected Party pursuant to such Additional Termination Event if on any day occurring after the Trade Date and on or prior to the last Scheduled Trading Day in the Trading Period Counterparty declares a distribution, issue or dividend to existing holders of the Shares with an ex-dividend date on or prior to the Valuation Date of (i) an extraordinary cash dividend, (ii) a regular quarterly dividend in an amount greater than the Regular Dividend as specified in Schedule A, (iii) securities or share capital of another issuer acquired or owned (directly or indirectly) by Counterparty as a result of a spin-off or other similar transaction or (iv) any other type of securities (other than Shares, which may constitute a Potential Adjustment Event), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price as determined by Barclays.

(g)	Additional Adjustment Event. If on any day, occurring after the Trade Date and on or prior to the last Scheduled Trading Day in the Trading Period, Counterparty declares a distribution, issue or dividend to existing holders of the Shares with an ex-dividend date on or prior to the Valuation Date that is earlier than the expected ex-dividend date specified in Schedule A, the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such event.

(h)	[Reserved]

(i)	Conditions to Delivery of Payment Settlement Shares. If Counterparty elects or is deemed to elect for Net Share Settlement by Counterparty to apply in accordance to this Agreement, Counterparty may only deliver the Shares subject to satisfaction of the following conditions:
(i)	If Counterparty timely elects to deliver Net Settlement Shares or Make-Whole Shares (the “Settlement Shares”) by means of a registered offering, the following provisions shall apply:
(1) On the later of (A) the Trading Day following Counterparty’s election to deliver Shares by means of a registered offering (the “Registration Notice Date”), and (B) the date on which the Registration Statement becomes effective (the “Registered Share Delivery Date”), Counterparty shall deliver to Barclays the Net Settlement Shares on the Trading Day immediately prior to the applicable Registered Share Delivery Date. For the avoidance of doubt, the Registered Share Delivery Date shall be deemed to be the Settlement Date if this paragraph shall apply.
(2) Promptly following the Registration Notice Date, Counterparty shall file with the Securities and Exchange Commission a registration statement (“Registration Statement”) covering the public resale by Barclays of the Net Settlement Shares or Make-Whole Shares (collectively, the “Registered Securities”) on a continuous or delayed basis pursuant to Rule 415 (or any similar or successor rule), if available, under the Securities Act; provided that no such filing shall be required pursuant to this paragraph (ii) if Counterparty shall have filed a similar registration statement with unused capacity at least equal to the Settlement Amount and such registration statement has become effective on or prior to the Registration Notice Date and no stop order is in effect with respect to such registration statement as of the Registration Notice Date. Counterparty shall use its reasonable best efforts to have such Registration Statement become effective as promptly as possible. Barclays shall provide, by a reasonable time in advance, such information regarding Barclays and its affiliates as shall be required or reasonably requested by Counterparty in the Registration Statement or Prospectus.
(3) Promptly following the Registration Notice Date, and provided that Barclays shall execute and deliver an appropriate confidentiality agreement that is reasonably satisfactory to Counterparty, Counterparty shall afford Barclays a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities (including, without limitation, the availability of senior management to respond to questions regarding the business and financial condition of Counterparty and the right to have made available to Barclays for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by Barclays), and Barclays shall be reasonably satisfied in all material respects with the results of such due diligence investigation of Counterparty. For the avoidance of doubt, Counterparty shall not have the right to deliver Shares pursuant to sub-paragraph (1) above (and the conditions to delivery of Net Settlement Shares specified in this paragraph shall not be satisfied) until Barclays is satisfied in all material respects with the results of such due diligence investigation of Counterparty.
(4) From the effectiveness of the Registration Statement until all Registered Securities have been sold by Barclays (but in no event, for more than two years from the date of this Confirmation), Counterparty shall, at the request of Barclays, make available to Barclays a printed prospectus relating to the Registered Securities in form and substance (including, without limitation, any sections describing the plan of distribution) reasonably satisfactory to Barclays (a “Prospectus”, which term shall include any prospectus supplement thereto), in such quantities as Barclays shall reasonably request.
(5) Counterparty shall use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any Prospectus and, if any such order is issued, to obtain the lifting thereof as soon thereafter as is possible. If Counterparty concludes that the Registration Statement, the Prospectus or any document incorporated therein by reference contains a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading, Counterparty shall as promptly as practicable file any required document and prepare and furnish to Barclays a reasonable number of copies of such supplement or amendment thereto as may be necessary so that the Prospectus, as thereafter delivered to the purchasers of the Registered Securities will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make any statement therein not misleading; provided, that Counterparty may suspend the effectiveness of the Registration Statement and use of the Prospectus by written notice to Barclays for such periods as it deems necessary or appropriate, in its good faith judgment (each such period, a “Suspension Period”) if an event occurs and is continuing as a result of which the Registration Statement may, in Counterparty’s good faith judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or if the board of directors of Counterparty determines in good faith that a Suspension Period is in the best interests of Counterparty.
(6) On or prior to the Registered Share Delivery Date, Counterparty shall enter into an agreement (a “Transfer Agreement”) with Barclays (or any affiliate of Barclays designated by Barclays) in connection with the public resale of the Registered Securities, substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance reasonably satisfactory to Barclays (or such affiliate), which Transfer Agreement shall (without limitation of the foregoing):
(A) contain provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Barclays and its affiliates,
(B) provide for delivery to Barclays (or such affiliate) of customary opinions (including, without limitation, accounting comfort letters, opinions or beliefs relating to the due authorization, valid issuance and fully paid and non-assessable nature of the Registered Securities and the lack of material misstatements and omissions in the Registration Statement, the Prospectus and Counterparty’s filings under the Exchange Act); and
(C) provide for the payment by Counterparty of all fees and expenses in connection with such resale customarily borne by an issuer, including all registration costs and all reasonable fees and expenses of counsel for Barclays (or such affiliate), excluding underwriting or brokerage discounts and commissions.
(7) If the number of Shares covered by the Registration Statement is less than the number of Registered Securities required to be delivered pursuant to this paragraph and the provisions of “Net Share Settlement by Counterparty” in Section 2 above, Counterparty shall, at the request of Barclays, file additional registration statement(s) to register the sale of all Registered Securities required to be delivered to Barclays.
(8) Counterparty shall cooperate with Barclays and use its reasonable best efforts to take any other action necessary to effect the intent of the provisions set forth in this paragraph.
(ii)	If Counterparty timely elects to deliver Settlement Shares by means of a private placement, the following provisions shall apply:
(1) all Settlement Shares shall be delivered to Barclays (or any affiliate of Barclays designated by Barclays) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;
(2) Barclays and any potential purchaser of any such shares from Barclays (or any affiliate of Barclays designated by Barclays) identified by Barclays shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), and Counterparty shall not disclose material non-public information in connection with such due diligence investigation; and
(3) an agreement (a “Private Placement Agreement”) shall have been entered into between Counterparty and Barclays (or any affiliate of Barclays designated by Barclays) in connection with the private placement of such Settlement Shares by Counterparty to Barclays (or any such affiliate) and the private resale of such shares by Barclays (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance reasonably satisfactory to Barclays and Counterparty, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the eligibility of the placement of such Settlement Shares for an exemption from registration under the Securities Act, including, without limitation, appropriate representations, warranties, covenants and agreements of Barclays, the indemnification of, and contribution in connection with the liability of, Barclays and its affiliates, and shall provide for the payment by Counterparty of all fees and expenses in connection with such resale, including all reasonable fees and expenses of one counsel for Barclays but not including any underwriter or broker discounts and commissions, and shall contain representations, warranties and agreements of Counterparty and Barclays reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.
(4) If Counterparty elects to deliver Net Settlement Shares to satisfy its payment obligation of the Forward Cash Settlement Amount, neither Counterparty nor Barclays shall take or cause to be taken any action that would make unavailable either (i) the exemption set forth in Section 4(2) of the Securities Act for the sale of any Shares by Counterparty to Barclays or (ii) an exemption from the registration requirements of the Securities Act reasonably acceptable to Barclays for resale of Settlement Shares by Barclays.
(iii)	The provisions of sub-paragraph (ii) shall apply to any then-current Settlement Balance if (i) on any given day, Counterparty cannot satisfy any of the conditions of sub-paragraph (i) or (ii) for a period of at least ten (10) consecutive Exchange Business Days, Barclays has been reasonably advised by its counsel that it is inadvisable to effect sales of Registered Securities.

(iv)	If Counterparty elects to deliver Net Settlement Shares to satisfy its payment obligation of the Forward Cash Settlement Amount, then, if necessary, Counterparty shall use its commercially reasonable efforts to cause the number of authorized but unissued shares of Common Stock to be increased to an amount sufficient to permit Counterparty to fulfill its obligations “Net Share Settlement by Counterparty” above.

(v)	If Counterparty elects to deliver Settlement Shares, Barclays agrees to uses commercially reasonable efforts to effect sales of such Shares pursuant to a registered offering or private placement, as applicable, pursuant to sub-paragraph (i) or (ii) herein at commercially reasonable prices in light of the market conditions and circumstances of Counterparty at the time of such sale.

(vi)	Notwithstanding anything to the contrary contained herein, Counterparty shall have the right to cancel its election to satisfy its payment obligation of the Froward Cash Settlement Amount (or the then remaining balance thereof) by delivering Net Settlement Shares or Make-Whole Shares at any time before the Settlement Balance has been reduced to zero (such right, the “Counterparty Settlement Cancellation Right”) by delivering notice to Barclays on any Scheduled Trading Day. If Counterparty exercises Counterparty Settlement Cancellation Right, (i) Barclays shall sell any Net Settlement Shares or Make-Whole Shares (if any) that it has an obligation to sell as of the time of receiving notice of Counterparty’s exercise of its Counterparty Settlement Cancellation Right, (ii) Barclays shall reduce the Settlement Balance by the amount realized in such sale of such Net Settlement Shares or Make-Whole Shares and (iii) Counterparty shall make a cash payment to Barclays in an amount equal to remaining Settlement Balance.

(v)	Counterparty agrees that any Registration Statement it files for purposes of Net Share Settlement by Counterparty pursuant to the provisions above, at the time the same becomes effective, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein to make the statements therein not misleading. Counterparty represents that any prospectus delivered to Barclays in connection with sales made under the Registration Statement (as such prospectus may be supplemented from time to time) will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(j)	Transfer or Assignment. Counterparty may not transfer or assign any of its rights or obligations under the Transaction without the prior written consent of Barclays. Notwithstanding any provision of the Agreement to the contrary, Barclays may, subject to applicable law, freely transfer and assign all of its rights and obligations under the Transaction without the consent of Counterparty to any affiliate of Barclays whose obligations hereunder are guaranteed by Barclays.

If at any time at which (1) the Equity Percentage exceeds *** or (2) Barclays, Barclays Group (as defined below) or any person whose ownership position would be aggregated with that of Barclays or Barclays Group (Barclays, Barclays Group or any such person, a “Barclays Person”) under any relevant state corporate law or any state or federal bank holding company or banking laws, or other federal, state or local regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Barclays Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1.0% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”) and Barclays is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing terms and within a time period reasonably acceptable to it of all or a portion of the Transaction such that an Excess Ownership Position no longer exists, Barclays may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists. In the event that Barclays so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Shares equal to the Terminated Portion, (y) Counterparty shall be the sole Affected Party with respect to such partial termination and (z) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of paragraph 5(o) shall apply to any amount that is payable by Barclays to Counterparty pursuant to this sentence). The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Barclays and any of its affiliates subject to aggregation with Barclays, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Barclays, beneficially own (within the meaning of Section 13 of the Exchange Act) on such day and (B) the denominator of which is the number of Shares outstanding on such day.

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Barclays to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Barclays may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Barclays’ obligations in respect of the Transaction and any such designee may assume such obligations. Barclays shall be discharged of its obligations to Counterparty to the extent of any such performance that complies with the provisions of the Agreement, the Equity Definitions and this Confirmation.

(k)	Role of Agent. Each of Barclays and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Barclays under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Barclays and the Agent have not given, and Counterparty is not relying (for

[***]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Barclays or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Barclays.

For the avoidance of doubt, any performance by Counterparty of its obligations (including notice obligations) through or by means of the Agent’s agency for Barclays shall constitute good performance of Counterparty’s obligations hereunder to Barclays; however, performance by Barclays of its obligations hereunder (including notice obligations) to Counterparty through or by means of the Agent’s agency for Barclays shall not constitute good performance of Barclays’s obligations hereunder unless and then only to the extent that Counterparty actually receives the benefit of such performance.

(l)	Regulatory Provisions. The time of dealing for the Transaction will be confirmed by Barclays upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with a Transaction.

(m)	Netting and Setoff. Obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment; provided that both parties agree that subparagraph (ii) of Section 2(c) of the Agreement shall apply to the Transaction, except that upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X under the Transaction owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) under an Equity Contract owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give prompt notice to the other party of any set-off effected under this paragraph. “Equity Contract” shall mean for purposes of this paragraph any transaction relating to Shares between X and Y (or any Affiliate of Y) that qualifies as ‘equity’ under applicable accounting rules. Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this section shall be effective to create a charge or other security interest.

(n)	Staggered Settlement. Barclays may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver any Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Barclays will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under the applicable settlement method above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Barclays will deliver to

Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Barclays would otherwise be required to deliver on such Nominal Settlement Date.

(o)	Alternative Calculations and Counterparty Payment on Early Termination and on Certain Extraordinary Events. If Barclays owes Counterparty or if Counterparty owes Barclays any amount in connection with the Transaction (i) pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy or to require Barclays to satisfy, as the case may be, any such Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Barclays, confirmed in writing within one Scheduled Trading Day, no later than noon New York time on the Early Termination Date or other date the Transaction is cancelled or terminated, as applicable, where such notice shall include a representation and warranty from Counterparty that it is not, as of the date of the telephonic notice and the date of such written notice, aware of any material non-public information concerning itself or the Shares (where “material” shall have the meaning set forth in paragraph 5(p) below) (“Notice of Counterparty Termination Delivery”); provided that if Counterparty does not elect to require Barclays to satisfy its Payment Obligation by delivery of Termination Delivery Units, Barclays shall have the right (without regard to the exceptions set forth in clauses (i) and (ii) above), in its sole discretion, to elect to satisfy its Payment Obligation by delivery of Termination Delivery Units, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Barclays shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Within a commercially reasonable period of time following receipt of a Notice of Counterparty Termination Delivery, Barclays shall deliver to Counterparty or Counterparty shall deliver to Barclays, as the case may be, a number of Termination Delivery Units having a fair market value (net of any brokerage and underwriting commissions and fees, including any customary private placement fees) equal to the amount of such Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be sold over a commercially reasonable period of time to generate proceeds equal to the cash equivalent of such payment obligation). If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units.” “Termination Delivery Units” means in the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of Nationalization, Insolvency, Tender Offer or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Tender Offer or Merger Event; provided that if such Nationalization, Insolvency, Tender Offer or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

(p)	No Material Non-Public Information. On the Trade Date, Counterparty represents and warrants to Barclays that it is not aware of any material non-public information concerning itself or the Shares. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold Shares.

(q)	Maximum Number of Shares. The number of Shares that may be issued under any settlement by Counterparty pursuant to this Confirmation, the Definitions or the Agreement will be limited to the total Shares authorized but not outstanding, reduced by the total amount of contingently issuable Shares. If the number of Shares to be issued at settlement by Counterparty exceeds the limit in the first sentence of this provision, Counterparty will use its best efforts to obtain all necessary approvals to issue additional Shares to enable it to satisfy all obligations hereunder.

(r)	Barclays Adjustments. In the event that Barclays reasonably determines in good faith that it is appropriate with regard to (i) any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Barclays, and including, without limitation, Rule 10b-18, Rule 10b-5 Regulation M and Regulation 14E under the Exchange Act, collectively, the “Requirements”), or (ii) any day the trading volume or liquidity of trading in the Shares is materially reduced from levels prevailing on the Trade Date, as determined in the commercially reasonable discretion of the Calculation Agent, for Barclays to refrain from purchasing Shares or to purchase fewer than the number of Shares Barclays would otherwise purchase on any Trading Day during the duration of this Transaction, then Barclays may act pursuant to the “Consequence of Disrupted Days” in Section 2 as if such a circumstance resulted in a Disrupted Day.

Barclays shall notify Counterparty upon the exercise of Barclays’s rights pursuant to this paragraph 5(r) and shall subsequently notify Counterparty on the day Barclays reasonably believes that the circumstances giving rise to such exercise have changed; provided, however, that Barclays’s notice shall not specify, and Barclays shall not otherwise communicate to Counterparty, the reason for Barclays’s election to suspend the Calculation Period.

(s)	Indemnity. Counterparty will indemnify and hold Barclays harmless against any losses, claims, damages, expenses or liabilities to which it may become subject in connection with any matter referred to in this Confirmation, except to the extent that any such loss, claim, damage, expense or liability results from (i) gross negligence, intentional misconduct or bad faith of Barclays in effecting the transactions which are the subject of this Confirmation; (ii) Barclays’s breach of any covenant under this Confirmation; or (iii) the purchase of any Shares in connection with this Confirmation unless the loss, claim, damage or liability in connection therewith results from Counterparty’s breach of this Confirmation. The indemnity obligations of Counterparty under this paragraph shall be in addition to any liability which Counterparty may otherwise have, shall extend upon the same terms and conditions to any affiliate of Barclays and the partners, directors, officers, agents, employees and controlling persons (if any), as the case may be, of Barclays and any such affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Counterparty, Barclays, any such affiliate and any such person. The foregoing provisions shall survive any termination or completion of this Confirmation. For the purposes of this paragraph, the term “Barclays” shall include Barclays and its affiliates.

(t)	Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(u)	Status of Claims in Bankruptcy. Barclays acknowledges and agrees that this Confirmation is not intended to convey to Barclays rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Barclays’ right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Barclays’ rights in respect of any transactions other than the Transaction.

(v)	No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

(w)	Securities Contract; Swap Agreement. The parties hereto agree and acknowledge that Barclays is one or more of a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” or a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” a “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Barclays is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(x)	Right to Extend. Barclays may postpone any potential Valuation Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Shares, if Barclays determines, in its reasonable discretion, that such postponement or extension is reasonably necessary or appropriate to preserve Barclays’ hedging or hedge unwind activity hereunder in light of existing liquidity conditions (including but not limited to the liquidity in the stock borrow market) or to enable Barclays to effect purchases or sale of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Barclays were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Barclays.

(y)	Governing Law. The law of the State of New York (without reference to choice of law doctrine).

(z)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(aa)	Confidentiality. Except as required by law or judicial or administrative process, or as requested by a regulatory authority or self-regulatory organization, each party hereto agrees to keep this Confirmation, and the transactions contemplated hereby confidential. In the event disclosure is permitted pursuant to the preceding sentence, the disclosing party shall (i) provide prior notice of such disclosure to the other party to the extent reasonably practicable under the circumstances, (ii) use reasonable efforts to minimize the extent of such disclosure and (iii) comply with all reasonable requests of the other party to minimize the extent of such disclosure. Notwithstanding the foregoing, effective from the date of commencement of discussions concerning the Transaction, Counterparty, Barclays and each of their respective employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Counterparty relating to such tax treatment and tax structure.

6. Account Details:
(a)	Account for payments to Counterparty:

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Account for delivery of Shares to Counterparty:

Deliver shares via DWAC as follows:

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(b)	Account for payments to Barclays:

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7. Offices:
The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.
The Office of Barclays for the Transaction is: Inapplicable, Barclays is not a Multibranch Party.
8. Notices:
For purposes of this Confirmation:
(a)	Address for notices or communications to Counterparty:

Reinsurance Group of America, Incorporated Attn: William Hutton, General Counsel 1370 Timberlake Manor Parkway Chesterfield, MO 63017-6039 Telephone: 636-736-7339 Facsimile: 636-736-7739

(b)	Address for notices or communications to Barclays:

Barclays Bank PLC c/o Barclays Capital Inc. 745 Seventh Ave. New York, NY 10019 Attn: Paul Robinson Telephone: (+1) 212-526-0111 Facsimile: (+1) 917-522-0458
This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[***]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Barclays a facsimile of the fully-executed Confirmation to Barclays at (+1) 917-522-0458. Originals shall be provided for your execution upon your request.

Very truly yours, BARCLAYS CAPITAL INC., acting solely as Agent in connection with this Transaction
By:	/s/ Bryan C. Spencer
	Name:	Bryan C. Spencer
	Title:	Authorized Signatory

Accepted and confirmed as of the Trade Date: REINSURANCE GROUP OF AMERICA, INCORPORATED
By:	/s/ Todd C. Larson
	Name:	Todd C. Larson
	Title:	EVP Corporate Finance & Treasurer

SCHEDULE A
For the purposes of the Transaction, the following terms shall have the following values/meanings:

1. Trade Date:	March 7, 2011

2. Number of Shares:	2,500,000

3. Initial Purchase Price:	USD 59.76 per Share

4. Additional Payment:	USD ***

5. Maximum Maturity Date:	***

6. Minimum Maturity Date:	***

7. Discount:	USD ***

8. Regular Dividend:	***

[***]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.